                                                                    EXHIBIT 7(E)

                          MANAGEMENT SERVICES AGREEMENT

     THIS MANAGEMENT SERVICES AGREEMENT (the "AGREEMENT") is entered into as of this 21st day of February, 2006, by and between Elbit Vision Systems Ltd., company number 52-004285-4, a company organized under the laws of the State of
Israel (the "COMPANY") and MEO Consulting Ltd., a company organized under the laws of the State of Israel, which shall provide the Services (as defined below)
solely through its designated representative (MEO Consulting Ltd. and its designated representative set forth in Section 6.8 below shall be collectively referred to herein as the "CHAIRMAN").

     WHEREAS, the Company desires to engage the MEO as an independent contractor to provide certain consulting services to the Company and the Chairman wishes to furnish such services, on the terms and conditions set forth herein,

     NOW, THEREFORE, the parties agree as follows:

     1.1. SERVICES. The Representative (as defined below) shall serve as the active chairman of the Board of Directors of the Company, in which he will invest the necessary time and experience, as requested by the Company as well as connections and efforts to bring the Company to success (the "SERVICES"). The
Representative shall devote all of his time and efforts in performing the
Services, provided however that the Representative shall be allowed to continue providing services to Odin Medical Technologies Ltd., pursuant to the current agreement between the Representative and Odin Medical Technologies Ltd.

     1.2 INDEPENDENT CONTRACTOR STATUS. The Company and the Chairman agree that the Chairman is an "independent contractor" and that except as otherwise stated
in this Agreement, the Company shall have no right to control or direct the manner in which Chairman performs its duties and services under this Agreement.
The Chairman understands and agrees that except as specifically provided in this
Agreement, the Company does not grant to the Chairman the right or authority to make or give any agreement, statement, representation, warranty or other commitment, or to create any obligation of any kind, on behalf of the Company.
This Agreement shall not be construed to create any relationship of employment, association, partnership or joint venture between the Company and the Chairman, nor shall it be construed to create any relationship other than that of principal and independent contractor between the Company and the Chairman or the
Company and the Representative. The Chairman and the Representative are not
employees of the Company, and the Company shall not be obligated to treat either the Chairman or the Representative as an employee. In the event that the Company shall be demanded and/or obligated, to pay the Chairman, any of its employees or consultants or any third party, any amount, or give the Chairman or any third party any right, deriving from the existence of employer-employee relationship between the Chairman or any of its consultants and employees and the Company, the Chairman shall indemnify the Company for any and all costs, liabilities and expenses it may have in connection with such demand and/or obligation, including the economical value of such right and including legal expenses.

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     2. REMUNERATION.

       2.1 In consideration for the provision of the Services, the Chairman shall be entitled to remuneration in the following manner:

         2.1.1 The Company shall pay the Chairman a gross monthly sum of thirteen thousand five hundred US dollars ($13,500), plus Value Added Tax thereon (the "CONSULTING FEE").

         2.1.2 The Company shall lease an automobile (the "CAR"), for the purposes of the Representative fulfilling his duties hereunder and will place the Car (which type and size shall be mutually agreed between the parties) at the disposal of the Representative. The Company shall bear all costs related to the use and upkeep of the Car in accordance with the Company's Car Policy and excluding any fines for traffic related violations and alike. Such payments shall be the Chairman's responsibility and should be paid immediately when required by applicable law. It is hereby expressly agreed that all tax consequences of the benefits related to the Car shall be borne by the Chairman and that the Company may deduct at source any applicable tax amount.

         2.1.3 The Company shall provide the Representative with a mobile phone and a laptop computer; which shall be used solely for the purpose of performing the Services and shall be returned to the Company upon termination of this
Agreement. It is hereby expressly agreed that all tax consequences of the benefits related to the mobile phone and/or the laptop shall be borne by the
Chairman and that the Company may deduct at source any applicable tax amount.

         2.1.4 The Company shall provide the Representative with a computer, telephone line and connection to the Internet at the private residence of the
Representative; which shall be used solely for the purpose of performing the
Services and shall be returned to the Company upon termination of this
Agreement. It is hereby expressly agreed that all tax consequences of the benefits related to the computer, telephone line and/or the connection to the
Internet shall be borne by the Chairman and that the Company may deduct at source any applicable tax amount.

       2.2 The Chairman may be eligible for an annual performance-based bonus as determined by the Company's Board of Directors in its sole discretion. Such bonus, if any, shall be subject to withholding requirements, tax payments and required deductions in accordance with applicable law and shall only be paid following the receipt of all approvals necessary for the payment of such bonus in accordance with applicable law and Value Added Tax shall be added to such bonus.

       2.3 All payments to be made by the Company under this Agreement shall be made to MEO Consulting Ltd. against provision of a valid value-added tax receipt

     3. EXPENSES. The Chairman shall be entitled to receive prompt reimbursement of all direct expenses reasonably incurred in connection with the performance of the Services hereunder in accordance with the Company's reimbursement policy in effect at such time. The Chairman hereby acknowledges that once reimbursement has been received for goods purchased by Chairman on behalf of the Company, such goods shall become the sole property of the Company.

     4. TERM AND TERMINATION

     4.1 The term of this Agreement shall commence following the approval of the terms of this Agreement by the shareholders of the Company (the "EFFECTIVE
DATE").

     4.2 Either party may terminate this Agreement, provided that no less than three (3) months prior written notice is given to the other party, during which the Chairman shall be entitled to full payment of the applicable portion of the
Consulting

                                      -3-

Fee and other benefits set forth in Section 2.1, and shall continue to provide the Services unless the Company, in its sole discretion, decides otherwise.

     5. CONFIDENTIALITY. The Chairman undertakes to execute the Company's standard Proprietary Information, Non-Competition and Inventions Agreement, (the
"NDA"), which shall constitute an integral part of this Agreement

     6. MISCELLANEOUS.

     6.1 NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other, except that notice of change of address shall be effective only upon receipt.

     The initial addresses of the parties for purposes of this Agreement shall be as follows:

     The Company:             Elbit Vision Systems Ltd.
                              New Industrial Park.
                              Building 7, POB 140
                              Yokneam, Israel
                              Fax: +972-4-989-4733
                              Attn: Chief Executive Officer

     The Chairman:            MEO Consulting Ltd.
                              Inbar 20
                              Neve Monoson, Yehud, Israel
                              Fax: ____________
                              Attn: David Gal

     6.2 NO WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Chairman and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     6.3 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law.

     6.4 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     6.5 ENTIRE AGREEMENT. This Agreement and the NDA constitute the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.

                                      -4-

     6.6 ASSIGNMENT. The Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company or any corporation or other entity acquiring all or substantially all the assets and business of the Company
(including this Agreement) whether by operation of law or otherwise. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Chairman, his beneficiaries or legal representatives, nor shall the Chairman be entitled to engage the services of any person.

     6.7 INTERPRETATION. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     6.8 DESIGNATED REPRESENTATIVE.The Chairman hereby assigns Mr. David Gal
(the "REPRESENTATIVE") as the sole provider of the Services to Company. For avoidance of any doubt, MEO Consulting Ltd. shall not assign any other representative to provide the Services without the prior written consent of the
Company.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and the Chairman has executed this Agreement as of the day and year first above written.

ELBIT VISION SYSTEMS LTD.                       MEO CONSULTING LTD.

BY:      _________________                      BY:    _________________
NAME:    _________________                      NAME:  _________________
TITLE:   _________________                      TITLE: _________________

DAVID GAL

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